EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 2-96104, 33-13278, 33-27498, 33-45699, 33-58340, 33-50395,
33-51615, 33-65301, 333-08549, 333-15089, 333-15089-01 through -04, and Form S-4
Nos. 333-22733 and 333-22733-01, and Form S-8 Nos. 2-67517, 2-97972, 33-20693,
33-21564, 33-41014, 33-52329, 33-54971, 333-12181 and 333-19963) and in the
related Prospectuses of Bankers Trust New York Corporation of our report dated January 23, 1997 except for Note 28, as to which the date is March 6, 1997, with respect to the consolidated financial statements of Bankers Trust New York Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 1996.


                                        /S/ ERNST & YOUNG LLP
                                        ---------------------------------
                                        Ernst & Young LLP


New York, New York
March 6, 1997